Exhibit 99.1

Atlantic Coast Federal Corporation Announces Approval of Plan of Conversion and Reorganization by MHC Members and Stockholders

WAYCROSS, Ga.--(BUSINESS WIRE)--December 30, 2010--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its stockholders and the members of Atlantic Coast Federal, MHC have approved Atlantic Coast Federal, MHC's Plan of Conversion and Reorganization providing for the second-step conversion and stock offering.

As announced earlier this month, Atlantic Coast Financial Corporation, the proposed holding company for Atlantic Coast Bank and successor company for Atlantic Coast Federal Corporation, has extended its community offering to January 21, 2011. In connection with the extension of the community offering, the Company expects to launch an assisted broker program to sell shares of common stock in early January 2011.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

Atlantic Coast Bank, with approximately $893 million in assets as of September 30, 2010, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 12 locations, with a focus on the Jacksonville metropolitan area.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376